Exhibit 10.4

Select Interior Concepts, Inc.

Performance-Based Restricted stock Unit

Award agreement

Non-transferable

G R A N T   T O

____________________

(“Grantee”)

by Select Interior Concepts, Inc. (the “Company”) of ______________ restricted stock units (the “Stock Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Shares”), pursuant to and subject to the provisions of the Select Interior Concepts, Inc. 2019 Incentive Compensation Plan (the “Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Based on the Company’s attainment of stock price goals set forth in Section 2 of this Agreement, and Grantee’s continued employment with the Company or its Affiliates as set forth in Section 3 of this Agreement, Grantee may earn and vest in all or a portion of the Stock Units, subject to the terms and conditions of this Agreement.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, Select Interior Concepts, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

SELECT INTERIOR CONCEPTS, inc. By: Its: Authorized Officer	Grant Date: _____________ Accepted by Grantee: _____________________________

TERMS AND CONDITIONS

1.Grant of Stock Units.  The Company hereby grants to the Grantee, subject to the restrictions set forth in the Plan and this Agreement, the number of Stock Units indicated on page 1, which represent the right to receive an equal number of Shares on the terms and conditions set forth in this Agreement.

2.Earning Stock Units.  The Stock Units will be deemed earned (subject to vesting pursuant to Section 3 below) if one of the following occurs on or prior to the fourth anniversary of the Grant Date: (i) the closing price of the Company’s common stock has equaled or exceeded $12.00 for 20 consecutive trading days, or (ii) a Change in Control occurs, provided that the per share consideration received by the Company’s stockholders in connection with the Change in Control is equal to or greater than $10.00.

Any Stock Units that have been earned pursuant to this Section 2 are referred to herein as “Earned Units.”  Any Stock Units that have not been earned pursuant this Section 2 will be cancelled and forfeited to the Company upon the earliest to occur of the following: (i) the fourth anniversary of the Grant Date, (ii) termination of Grantee’s employment for any reason, or (iii) a Change in Control.

3.Vesting of Earned Stock Units.  Earned Units shall vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)

With respect to 50% of the Stock Units that become Earned Units on or prior to the third anniversary of the Grant Date, on the third anniversary of the Grant Date, provided that Grantee has continued in the employment of the Company and/or its Subsidiaries through such date;

(b)

With respect to all previously unvested Earned Units, on the fourth anniversary of the Grant Date, provided that Grantee has continued in the employment of the Company and/or its Subsidiaries through such date;

(c)	With respect to all of the Earned Units, on the termination of Grantee’s employment due to death or Disability;

(d)	With respect to 50% of the Earned Units, on the termination of Grantee’s employment without Cause or for Good Reason on or prior to the second anniversary of the Grant Date;

(e)	With respect to a Pro Rata Amount (as defined below) of the Earned Units, on the termination of Grantee’s employment without Cause or for Good Reason after the second anniversary of the Grant Date; or

(f)

With respect to all of the Earned Units, upon the occurrence of the Change in Control, if the Stock Units are not assumed by the surviving entity or otherwise equitably converted or substituted, provided Grantee has continued in the employment of the Company and/or its Subsidiaries through such date; or if the Stock Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, on Grantee’s termination of employment without Cause or for Good Reason.

If Grantee’s employment with the Company or an Affiliate or Subsidiary terminates prior to the Vesting Date for any reason other than as described in subsections (b), (c) or (d) above, Grantee shall forfeit all right, title and interest in and to the Earned Units as of the date of such termination and the Stock Units will be forfeited to the Company without further consideration or any act or action by Grantee.

For purposes of this Agreement, “Pro Rata Amount” shall mean a number of Earned Units (rounded to the nearest whole number) equal to the product of (i) the total number of Earned Units that remain outstanding, multiplied by (ii) a fraction, the numerator of which is the number of whole months between the Grant Date and the date of the Participant’s termination of Grantee’s employment without Cause or for Good Reason, and the denominator of which is 48.

4.  Conversion to Common Stock.  Unless the Stock Units are forfeited prior to the Vesting Date as provided in Sections 2 and 3 above, Earned Units will be converted to actual Shares of common stock on the applicable Vesting Date.  Stock certificates evidencing the conversion of Stock Units into Shares of common stock will be registered on the books of the Company in Grantee’s name (or in street name to Grantee’s brokerage account) as of the Vesting Date and delivered to Grantee, in certificated or uncertificated form, as soon as practical thereafter.

5.  Dividend Equivalents.  If and when dividends or other distributions are paid with respect to the common stock while the Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of common stock then underlying the Stock Units shall be accumulated in an account for Grantee and distributed to Grantee within 30 days after the Vesting Date for the Stock Units with respect to which they relate.  If Grantee forfeits any Stock Units under this Agreement, Grantee shall forfeit the right to receive any accumulated dividend equivalents with respect to such forfeited Stock Units.

6.Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Stock Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate or Subsidiary.  Except as provided in the Plan, the Stock Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.  The designation of a beneficiary shall not constitute a transfer.

7.Limitation of Rights.  The Stock Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact registered to or on behalf of such person in connection with the Stock Units.  Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Stock Units.  Upon conversion of the Stock Units into Shares, Grantee will obtain full voting and other rights as a shareholder of the Company.

8.Continuation of Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate or Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate or Subsidiary.

9.Payment of Taxes.  The Company or any Affiliate or Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Stock Units.  With respect to withholding required upon any taxable event arising as a result of the Stock Units, the employer shall satisfy the tax withholding requirement by withholding Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.  At the request of Grantee, the Company shall withhold that number of Shares having a Fair Market Value equal to the amount of taxes calculated based on the maximum combined federal and state income tax rates for an individual, and will remit the amount the Company is required to withhold in accordance with applicable tax requirements to the appropriate tax authorities, and will pay the remaining amount in cash to the Grantee.

10.Restrictions on Issuance of Shares.  The granting of Stock Units shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  If at any time the Committee or the Board shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Stock Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Stock Units, the Stock Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.

11.Plan Controls.  This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12.Relationship to Other Benefits.  The Stock Units shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specifically provided in such other plan or program.

13.Amendment.  Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee.  Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

14.Successor.  All obligations of the Company under the Plan and this Agreement, with respect to the Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.Severability.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Compensation Recoupment Policy. This award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.